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Exhibit 99.1

Contact:	Doug Guarino	Director of Corporate Relations	781-647-3900
	Duane James	Vice President of Finance

INVERNESS MEDICAL INNOVATIONS ANNOUNCES
SECOND QUARTER RESULTS

        WALTHAM, MA...July 31, 2003...Inverness Medical Innovations, Inc. (AMEX: IMA), a leading provider of women's health and nutritional products and a developer of advanced medical devices, today announced its financial results for the three and six-month periods ending June 30, 2003.

        For the three months ended June 30, 2003, Inverness Medical Innovations reported net income of $5.6 million, compared to a net loss of $2.7 million in the second quarter of 2002. Under generally accepted accounting principles (GAAP), net income available to common stockholders was $5.6 million, or $0.34 per diluted share, in the second quarter of 2003 compared to a net loss available to common stockholders of $5.0 million, or $0.58 per diluted share, for the second quarter of 2002. Excluding non-recurring and certain non-cash charges and income, the Company reported income of $1.2 million, or $0.08 per diluted share, compared to a loss, excluding non-recurring and certain non-cash charges and income, of $0.5 million, or $0.06 per diluted share, for the second quarter of 2002. A detailed reconciliation of our income, excluding non-recurring and certain non-cash charges and income, which is a non-GAAP financial measure, to our net income under GAAP is included in the schedules to this press release.

        In the second quarter of 2003, the Company had net revenues of $65.7 million, a 27% increase over the net revenues of $51.7 million in the second quarter of 2002. The majority of the revenue increase was due to the revenues contributed by Wampole Laboratories, the professional diagnostic products unit acquired on September 20, 2002, and the growth in sales of our women's health diagnostic products as well as to the launch of the Clearblue® digital pregnancy test in June.

        For the six months ended June 30, 2003, the Company reported net income of $7.6 million, compared to a net loss of $34.1 million for the six months ended June 30, 2002. Under GAAP, net income available to common stockholders was also $7.6 million, or $0.46 per diluted share, for the six months ended June 30, 2003 compared to a net loss available to common stockholders of $37.9 million, or $4.87 per diluted share, for the six months ended June 30, 2002. Excluding non-recurring and certain non-cash charges and income, the Company reported income of $3.2 million, or $0.20 per diluted share, compared to a loss, excluding non-recurring and certain non-cash charges and income, of $2.4 million, or $0.30 per diluted share, for the six months ended June 30, 2002.

        Net revenues for the six months ended June 30, 2003 were $130.5 million compared to net revenues of $89.0 million for the six months ended June 30, 2002. The majority of the revenue increase was due to the revenues contributed by Wampole Laboratories, IVC Industries (the nutritional supplement products unit acquired on March 19, 2002), and the growth in sales of our women's health diagnostic products as well as to the launch of the Company's Clearblue® digital pregnancy test.

        On June 30, 2003, the Company acquired Ostex International for an estimated aggregate purchase price of $31 million. Because of the timing of the transaction, the allocation of the purchase price to net assets acquired has not been completed. As such, there could be material changes from the preliminary allocation included in the accompanying financial statements as of and for the six months ended June 30, 2003.

        The Company will host a conference call beginning at 10:00 a.m. (Eastern Time) today, July 31, 2003, to discuss these results as well as other corporate matters. During the conference call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

        The conference call can be accessed by dialing 973-582-2700 (domestic and international), an access code is not required, or via a link on the Inverness website at www.invernessmedical.com and www.calleci.com. A telephone replay of the call will be available by dialing 973-341-3080 (domestic and international) with an access code of 4060993. That replay will be available until 12:00 midnight (Eastern Time) on August 3, 2003. An on demand webcast of the call will be available at the Inverness website (www.invernessmedical.com/News.htm) two hours after the end of the call and will be accessible for 12 months. Additionally, reconciliations to non-GAAP financial measures not included in this press release that may be discussed during the call will also be available at the same website beginning shortly before the conference call and will continue to be available on this website for 12 months.

        For more information about Inverness Medical Innovations, please visit our website at www.invernessmedical.com.

        Inverness Medical Innovations manufactures and sells products for the women's health and nutritional product markets and is engaged in the business of developing, manufacturing, and marketing advanced medical device technologies. The Company is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women's health and cardiology. The Company's women's health and nutritional products are distributed to consumers through established retail distribution networks such as Wal-Mart, Walgreens and CVS. The Company is headquartered in Waltham, Massachusetts.

Source: Inverness Medical Innovations

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Exhibit 99.1